Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS OF IPASS

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

IPASS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in thousands)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$4,912	$5,159
Accounts receivable, net of allowance for doubtful accounts of $63 and $151, respectively	7,944	8,717
Prepaid expenses	1,032	1,641
Other current assets	417	712
Total current assets	14,305	16,229
Property and equipment, net	1,009	1,334
Other assets	859	840
Total assets	$16,173	$18,403

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8,145	$9,044
Accrued liabilities	3,708	3,734
Deferred revenue, short-term	3,541	3,723
Total current liabilities	15,394	16,501
Debt, long-term	7,098	—
Deferred revenue, long-term	25	102
Other long-term liabilities	1,194	1,009
Total liabilities	23,711	17,612

Stockholders’ equity (deficit):
Common stock	82	71
Additional paid-in capital	232,144	226,490
Accumulated deficit	(239,764)	(225,770)
Total stockholders’ equity (deficit)	(7,538)	791
Total liabilities and stockholders’ equity (deficit)	$16,173	$18,403

See Accompanying Notes to Condensed Consolidated Financial Statements

F-1

IPASS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited; in thousands, except shares and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$9,275	$13,399	$31,237	$41,159

Cost of revenue and operating expenses:
Network access costs	5,720	10,312	18,903	29,469
Network operations	1,294	1,629	4,057	4,835
Research and development	1,825	1,948	5,745	6,059
Sales and marketing	2,760	2,520	7,668	7,588
General and administrative	2,426	3,427	7,995	8,746
Total cost of revenue and operating expenses	14,025	19,836	44,368	56,697
Operating loss	(4,750)	(6,437)	(13,131)	(15,538)

Other income (expense):
Interest income (expense), net	(572)	8	(608)	36
Foreign exchange loss	(87)	(173)	(80)	(351)
Change in fair value of derivative	(179)	—	(179)	—
Total other income (expense)	(838)	(165)	(867)	(315)
Loss before provision for income taxes	(5,588)	(6,602)	(13,998)	(15,853)
Provision for income taxes	44	56	170	389
Net loss	$(5,632)	$(6,658)	$(14,168)	$(16,242)
Comprehensive loss	$(5,632)	$(6,658)	$(14,168)	$(16,242)
Net loss per share – basic and diluted(1)	$(0.71)	$(1.01)	$(1.90)	$(2.47)
Weighted average shares outstanding – basic and diluted(1)	7,927,663	6,587,841	7,458,098	6,568,324

(1)	All per share amounts and shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-ten reverse stock split which became effective August 23, 2018.

See Accompanying Notes to the Condensed Consolidated Financial Statements

F-2

IPASS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in thousands)

	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(14,168)	$(16,242)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	969	1,041
Depreciation and amortization	502	1,144
Provision for doubtful accounts	30	146
Amortization of debt discount	254	—
Change in fair value of derivative	179	—
Changes in operating assets and liabilities:
Accounts receivable	743	2,639
Prepaid expenses and other current assets	1,059	(160)
Other assets	94	(20)
Accounts payable	(899)	3,033
Accrued liabilities	(26)	(362)
Deferred revenue	(338)	343
Other liabilities	(679)	(104)
Net cash used in operating activities	(12,280)	(8,542)

Cash flows from investing activities:
Purchases of property and equipment	(192)	(737)
Net cash used in investing activities	(192)	(737)

Cash flows from financing activities:
Proceeds from debt financing	10,000	—
Issuance cost of debt financing	(1,628)	—
Net proceeds from issuance of common stock	—	264
Proceeds from common stock purchase agreement	3,891	—
Issuance cost of common stock purchase agreement	(38)	—
Net cash provided by financing activities	12,225	264
Net decrease in cash and cash equivalents	(247)	(9,015)
Cash and cash equivalents at beginning of period	5,159	16,072
Cash and cash equivalents at end of period	$4,912	$7,057

Supplemental Cash Flow Disclosure:
Net cash paid for taxes	$130	$180
Net cash paid for interest	$385	$2
Supplemental Non-cash Disclosure:
Fair value of warrants issued in connection with debt financing	$843	$—
Fair value of derivative liability in connection with debt financing	$864	$—

See Accompanying Notes to Condensed Consolidated Financial Statements

F-3

IPASS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements include the accounts of iPass Inc., its wholly owned subsidiaries, and the variable interest entity discussed in detail in Note 6 (all together “iPass” and the “Company”). The condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. The interim financial information is unaudited but reflects all normal adjustments that are, in the opinion of management, necessary to provide a fair presentation for the interim periods presented. The condensed consolidated financial statements as of and for the year ended December 31, 2017, were derived from audited financial statements. This interim financial information should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The results of operations for the nine months ended September 30, 2018, are not necessarily indicative of the operating results for the full fiscal year or any future periods.

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and judgments that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results that the Company experiences may differ materially from those estimates. Estimates are used for, but not limited to, the valuation of accounts receivables, other long-lived assets, deferred commissions, derivative liabilities, warrants, recognition of revenue and deferred revenue, network access costs, stock-based compensation, legal contingencies, and income taxes.

The Company reports total comprehensive net loss in a single continuous financial statement within its condensed consolidated statements of operations and comprehensive loss. The Company’s comprehensive net loss is equivalent to its total net loss because the Company does not have any transactions that are recorded through other comprehensive loss.

Reverse Stock Split

On August 21, 2018, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation of iPass Inc. (the “Amendment”) to effect a one-for-ten reverse stock split of its outstanding common stock, effective as of August 23, 2018. A series of alternate amendments to effect a reverse stock split were approved by the Company’s stockholders at its Annual Meeting of Stockholders held on June 13, 2018, and the specific one-for-ten ratio was subsequently approved by the board of directors on August 16, 2018. All share and per-share data in our unaudited condensed consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect this reverse stock split.

Going Concern

The Company has historically relied on existing cash and cash equivalents, sales of equity and debt financing for its liquidity needs. As of September 30, 2018, the Company had $4.9 million in cash and cash equivalents.

F-4

In November 2017, the Company entered into a Common Stock Purchase Agreement (“CSPA”) with Aspire Capital Fund, LLC, (“Aspire Capital”). The agreement allowed the Company to sell up to $10.0 million worth of common stock to Aspire Capital over a 24 month period. Upon execution of the agreement on November 16, 2017, Aspire Capital purchased from the Company 186,769 shares of common stock for a total purchase price of $1.0 million. In addition, the Company issued 84,046 commitment shares to Aspire Capital. Beyond the initial purchase, the Company, at its discretion, had the right to direct Aspire Capital to purchase additional shares up to a daily maximum of 20,000 shares. The Company and Aspire Capital could mutually agree to increase the daily maximum in any given business day. However, the total number of shares issued to Aspire Capital could not exceed 1,334,175, which represented 19.99% of the Company’s total outstanding shares of common stock at the signing of the CSPA. On June 8, 2018, the Company issued 199,179 shares to Aspire Capital, bringing the cumulative total issued to 1,334,175 shares for a gross amount of $5.1 million. The Company cannot currently sell any additional shares under the current agreement.

In June 2018, the Company executed a credit agreement with Fortress Credit Corp (“Fortress”) to borrow $10.0 million with an option to borrow up to an additional $10.0 million, subject to the discretion of Fortress. See Note 6 for further details.

The accompanying condensed consolidated financial statements were prepared on a going concern basis in accordance with GAAP. The going concern basis assumes that the Company will continue operations for the next twelve months from the date the condensed consolidated financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company’s history of losses, limited liquidity, and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company may require additional financing, through either debt or equity arrangements. Equity and debt financing, however, might not be available when needed or, if available, might not be available on terms satisfactory to the Company. If the Company raises additional funds through equity financing, stockholders will experience dilution. Debt financing, if available, may involve covenants restricting operations or the Company’s ability to incur additional debt. If the Company is unable to execute its business plan or obtain adequate financing and satisfactory financing terms, its ability to continue to support business growth and to respond to business challenges would be significantly limited as the Company will have to delay, reduce the scope of or eliminate some or all of its initiatives, or reduce expenses which would harm operating results. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects that may result from the Company’s inability to continue as a going concern.

Recent Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement — Disclosure Framework (Topic 820). The updated guidance improves the disclosure requirements on fair value measurements. The updated guidance if effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. The Company is currently assessing the timing and impact of adopting the updated provisions to its consolidated financial statements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 impacts any entity that enters a lease with some specified scope exceptions. The guidance updates and supersedes Topic 840, Leases. For public entities, ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, and early adoption is permitted. For leases longer than twelve months, the Company may be required to recognize a right-of-use (“ROU”) asset and a lease liability. The Company is still evaluating the effect ASU 2016-02 will have on the Company’s consolidated financial statements and related disclosures but believes it will be required to record a lease liability and corresponding ROU asset.

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”). Topic 606 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and requires entities to recognize revenue through the application of a five-step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligations and recognition of revenue as the entity satisfies the performance obligations.

F-5

On January 1, 2018, the Company adopted Topic 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018, are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC Topic 605.

The Company recorded a net decrease to opening accumulated deficit of $0.2 million as of January 1, 2018, due to the cumulative impact of adopting Topic 606. The impact primarily related to the capitalization of costs to obtain customer contracts of $0.3 million, specifically commissions, offset by $0.1 million from the deferral of revenue from certain arrangements. There was no impact to other items on the condensed consolidated balance sheets. The adoption of Topic 606 had a less than $0.1 million impact on the Company’s condensed consolidated statements of operations and comprehensive loss and to each of the line items therein.

The costs associated with obtaining a customer contract were previously expensed in the period they were incurred. Under Topic 606, these payments have been deferred on our condensed consolidated balance sheets as other current assets and other assets and amortized over the expected life of the customer contract.

Previously, the revenue from certain arrangements was recognized on a straight-line basis on an estimated period of time it was expected end users would activate the service to begin their twelve month trial period. Under Topic 606, the Company will recognize revenue in proportion to end user activation of the twelve month trial period based on expected or historical experience.

Revenue Recognition

Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The majority of the Company’s revenue is derived from monthly recurring arrangements that provide the Company’s customers access to the Company’s Wi-Fi network footprint. Other sources of revenue include professional services, iPass Network Intelligence big data analytics, software license and support. The Company applies the following five steps to recognize revenue:

1. Identify the contract with a customer: The terms and conditions of the Company’s contracts are considered to identify contracts under Topic 606. The Company identifies a contract with a customer once the contract is approved, details each party’s rights regarding the services to be transferred, specifies the payment terms for the services, the Company has determined the customer has the ability and intent to pay, and the contract has commercial substance. Typically, the terms of contracts with customers is twelve months. Payment terms less than 90 days are not considered a significant financing component.

2. Identify the performance obligations in the contract: Performance obligations in contracts are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. The most significant performance obligations identified by the Company consist of 1) access to the Company’s Wi-Fi network footprint via the iPass SmartConnect™ application (which forms a monthly series of performance obligations together with technical support and unspecified upgrades), 2) professional services, 3) iPass Network Intelligence big data analytics 4) software licenses and 5) support. As the Company’s product offerings continue to evolve, the Company could identify further performance obligations based on the terms of the contract.

3. Determine the transaction price: The transaction price is based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. The Company concludes that because fees are consistently priced throughout the contract on a monthly basis, there is no need to allocate potential variable consideration. None of the Company’s contracts contain a significant financing component. In certain situations the transaction price is constrained to avoid the risk of a potential material revenue reversal.

F-6

4. Allocate the transaction price to performance obligations in the contract: If the contract contains a single performance obligation, the entire transaction price is allocated to that performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (“SSP”).

5. Recognize revenue when the performance obligation is satisfied: Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised services to a customer. The Company recognizes revenue when the Company transfers control of the services to the customers for an amount that reflects the consideration that the Company expects to receive in exchange for those services. Typically, access to the Company’s Wi-Fi network footprint and the Company providing support services is recognized over time, such as over a month or quarter, and at a point in time for when professional services, iPass Network Intelligence big data analytics, or software license obligations are satisfied.

For the nine months ended September 30, 2018 and 2017, the Company recognized $3.2 million and $2.4 million from amounts included in the deferred revenue beginning balance, respectively.

Costs to Obtain a Customer Contract

The Company capitalizes sales commissions that are incremental to the acquisition of contracts with customers. These costs are recorded as other current assets and other assets on our condensed consolidated balance sheets. The Company determines whether costs should be deferred based on sales compensation plans and agreements when the costs are in fact incremental and would not have occurred absent the customer contract. The deferred commission amounts are deemed recoverable through future revenue streams and positive margins. Deferred commissions are amortized on a straight-line basis over the expected customer contract life and included in sales and marketing expense in the condensed consolidated statements of operations and comprehensive loss. As of September 30, 2018, the estimated customer contract life is deemed to approximate three years.

The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred sales commissions. There were no material impairment losses for deferred sales commissions through September 30, 2018.

Note 2. Financial Instruments and Fair Value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction in the principal or most advantageous market between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers assumptions that market participants would use when pricing the asset or liability.

Fair Value Hierarchy

The three levels of inputs that may be used to measure fair value are as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities;

•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

F-7

The fair value measurements of these financial assets (excluding cash) and liabilities and the related hierarchy level for the fair value measurement at September 30, 2018, and December 31, 2017 are as follows:

	As of September 30, 2018				As of December 31, 2017
	Fair Value				Fair Value
	Measured Using			Total	Measured Using			Total
	Level 1	Level 2	Level 3	Balance	Level 1	Level 2	Level 3	Balance
	(In thousands)
Financial assets
Money market funds(1)	$4,622	$—	$—	$4,622	$4,175	$—	$—	$4,175
Total financial assets	$4,622	$—	$—	$4,622	$4,175	$—	$—	$4,175
Financial liabilities
Derivative liability(2)	$—	$—	$864	$864	$—	$—	$—	$—
Total financial liabilities	$—	$—	$864	$864	$—	$—	$—	$—

(1)	Held in cash and cash equivalents on the Company’s condensed consolidated balance sheets.

(2)	Recorded in other long-term liabilities on the Company’s condensed consolidated balance sheets.

There were no transfers between Levels 1, 2, and 3 from December 31, 2017 through September 30, 2018. As of September 30, 2018 and December 31, 2017, the carrying amounts of accounts receivable, accounts payable, and accrued liabilities approximated fair value due to their short maturities.

The following table presents a reconciliation of the derivative liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

Derivative
Liability
Balance at December 31, 2017	$—
Initial fair value of derivative liability at June 30, 2018	685
Change in fair value at September 30, 2018	179
Balance at September 30, 2018	$864

Note 3. Property and Equipment, net

Property and equipment, net, consisted of the following:

	September 30,	December 31,
	2018	2017
	(In thousands)
Equipment	$10,884	$10,698
Furniture and fixtures	246	246
Computer software	10,727	10,723
Construction in progress	—	36
Leasehold improvements	483	483
	22,340	22,186
Less: Accumulated depreciation and amortization	(21,331)	(20,852)
Property and equipment, net	$1,009	$1,334

Depreciation expense was approximately $0.2 million and $0.5 million for the three and nine months ended September 30, 2018, respectively, compared to approximately $0.3 million and $1.1 million for the three and nine months ended September 30, 2017, respectively.

F-8

During the three months ended September 30, 2018, the Company did not retire any property and equipment. During the nine months ended September 30, 2018, the Company retired less than $0.1 million gross property and equipment. During the three and nine months ended September 30, 2017, the Company retired less than $0.1 million in gross property and equipment.

Note 4. Other Assets

Other assets (non-current) consisted of the following:

	September 30,	December 31,
	2018	2017
	(In thousands)
Deposits	$479	$503
Long-term deferred tax asset, net	209	209
Long-term tax receivable	128	128
Deferred commissions, long-term	43	—
	$859	$840

Note 5. Accrued Liabilities and Other Long-term Liabilities

Accrued liabilities consisted of the following:

	September 30,	December 31,
	2018	2017
	(In thousands)
Accrued tax liabilities	$862	$886
Accrued bonus, commissions and other employee benefits	499	522
Amounts due to customers	820	962
Legal fee accruals	434	492
Sales tax liability	284	—
Other accrued liabilities	809	872
	$3,708	$3,734

Other long-term liabilities consisted of the following:

	September 30,	December 31,
	2018	2017
	(In thousands)
Other long-term liabilities	$330	$1,009
Derivative liability	864	—
	$1,194	$1,009

Note 6. Debt

On June 14, 2018, the Company entered into a loan and security agreement and related transaction documents (together forming the “Credit Agreement”) with Fortress for an initial term loan of $10.0 million. From June 14, 2018 through September 14, 2019, the Company may request an additional draw down in $1.0 million increments not to exceed $10.0 million in total (the “Delayed Draw Term Loan”). Each Delayed Draw Term Loan is made at Fortress’s sole discretion.

The Credit Agreement bears an annual interest at a stated rate of 11.0% plus the greater of the following i) LIBO Rate or ii) 1.0%, with an effective interest rate of 38% after factoring in the issuance costs, debt discount from end of term fee, warrants, and embedded derivative liability. If the non-cash expenses associated with the warrants and the derivative liability are excluded, the adjusted effective interest rate is 22%. Payments are due at the beginning of each month and the first 18 payments are interest-only. The Company may elect that up to 5.5% of interest to be paid in-kind by capitalizing and adding such interest to the unpaid principal amount. Starting in December 2019, the Company shall make thirty monthly principal payments, plus any accrued and unpaid interest, to fully payoff the Credit Agreement. At the end of the term the Company will pay a fee equal to 5.0% of the principal amount.

F-9

The Company may prepay the Credit Agreement in whole or in part but any prepayment made before the first anniversary of the Credit Agreement is subject to a 5.0% fee of the principal balance being prepaid. Prepayments made between the first and second anniversary of the Credit Agreement are subject to a 2.0% fee, and prepayments made between the second and third anniversary are subject to a 1.0% fee.

The Company’s obligations under the Credit Agreement are secured by a first-priority security interest in all of the assets of the Company, including the Company’s intellectual property assets (“IP”). The Credit Agreement calls for the creation of a special-purpose entity (“SPE”) to hold the Company’s IP. The Company owns 99.8% of the entity and Fortress owns the remaining 0.2%. The Company holds voting control and manages the day-to-day activities of the SPE with Fortress granted certain protective rights to provide it assurance over the collateral and Fortress’s interest. The transfer of IP to the SPE has no material impact on the Company or its operations as it can continue to license and engage in revenue generating activities. The Company considered the guidance under ASC 810, Consolidation, and concludes the SPE is a variable interest entity (“VIE”). Because the Company has power over the VIE and its activities and has the economic risk and rewards related to the VIE, the Company is considered to be the primary beneficiary of the VIE, and it is consolidated within the Company’s financial statements. Because the book value of the IP is zero, there is no accounting impact and any potential non-controlling interest is considered immaterial.

The Credit Agreement contains certain events of default that, if triggered, grants Fortress the unilateral right to manage any potential disposition of the IP owned by the SPE. All of the proceeds are allocated to Fortress until the outstanding loan principal is fully covered and then the remaining proceeds are allocated between Fortress and the Company based on terms stipulated in the Credit Agreement. Until such event of default happens, control over the operations of the SPE remains with the Company. At the time of potential default, the VIE conclusion would be reconsidered and could change from the Company being the primary beneficiary.

The Credit Agreement contains customary representations, warranties and indemnification provisions. The Credit Agreement also contains affirmative and negative covenants with respect to operations of the business and properties of the Company as well as financial performance, including requirements to maintain a minimum of $1.5 million of unrestricted cash; limits on network access cost, operating expenses and gross revenue levels on a trailing four-quarter basis to be within a stated percentage of budgeted amounts; changes in senior management not otherwise approved by Fortress; limits on undisputed trade payables to 90 days or less; prohibitions on incurring additional indebtedness or making guarantees, making investments, loans and acquisitions; prohibitions on consolidating or merging, altering the business of the Company; requirements for a December 31, 2018 audit report without a going concern emphasis of a matter paragraph; and prohibitions on paying dividends or making distributions. The Credit Agreement further provides customary events of default and cure periods for certain specified events of default, and in the event of uncured default, the acceleration of the maturity date, an increase in the applicable interest rate with respect to amounts outstanding, and an additional fee based on the outstanding principal balance. The Company is in compliance with all required covenants and representations.

The Company analyzed Fortress’s option to require full repayment and charge an additional fee based on the outstanding principal balance and concludes this to be a put option that is an embedded derivative under ASC 815, Derivatives and Hedging. This embedded derivative should be bifurcated and measured at fair value at each reporting period. The Company assessed the fair value of the embedded derivative using a probability assessment on the event of default. As of September 30, 2018, the fair value of the embedded derivative was deemed to be $0.9 million, an increase of $0.2 million from initial assessment. The change in fair value of the derivative was recorded in other expense in the consolidated statements of operations and comprehensive loss.

The Company incurred transaction costs of $1.6 million which included fees from the Company’s general counsel, financial advisers, a 3.0% structuring fee paid to Fortress, and the reimbursement to Fortress of certain expenses related to the execution of the Credit Agreement.

F-10

Concurrently with the execution of the Credit Agreement, the Company issued to entities related to Fortress 278,493 common stock warrants at a per share exercise price of $3.022 with a seven year life (after adjusted for the reverse stock split effected on August 23, 2018). The Company considered the guidance in ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging, and concluded the warrants should be classified as equity. Factors that support this conclusion include the ability to settle in a fixed number of unregistered shares and cashless exercise. The fair value of $0.8 million was calculated using the Black-Scholes model.

A reconciliation of the proceeds from the Credit Agreement to its carrying value is as follows:

(In thousands)
Principal	$10,000
End of term fee	500
Total debt	10,500
Debt discount	(3,402)
Debt, short-term	—
Debt, long-term	$7,098

The debt discount is presented net of amortization and includes the following:

(In thousands)
Issuance Costs	$1,628
Debt discount from end of term fee	500
Warrants – equity	843
Derivative – liability	685
Debt discount	3,656
Accumulated amortization	(254)
Debt discount, net of amortization	$3,402

The debt discount is amortized to interest expense over the life of the loan using the effective interest method. Amortization during the quarter ended September 30, 2018 was approximately $0.3 million.

The expected timing of principal payments are as follows as of September 30, 2018:

Year ended December 31,	(In thousands)
Remainder of 2018 (three months)	$—
2019	333
2020	4,000
2021	4,000
2022	2,167
Future principal payments	$10,500

Note 7. Commitments and Contingencies

Lease and Purchase Commitments

The Company leases facilities under operating leases that expire at various dates through October 2020. Future minimum lease payments under these operating leases as of September 30, 2018, are as follows:

Operating
Year	Leases
(In thousands)
Remainder of 2018 (three months)	$412
2019	1,216
2020	926
$2,554

F-11

The Company has contracts with certain network service and other infrastructure providers which have minimum purchase commitments that expire on various dates through December 2019. Future minimum purchase commitments under these agreements as of September 30, 2018, are as follows:

Minimum
Purchase
Year	Commitments
(In thousands)
Remainder of 2018 (three months)	$3,291
2019	1,672
$4,963

Unclaimed Property Compliance

The Company has received notices from several states stating that they have appointed an agent to conduct an examination of the books and records of the Company to determine whether it has complied with state unclaimed property laws. In addition to seeking the turnover of unclaimed property subject to escheat laws, the states may seek interest, penalties, costs of examinations, and other relief. If the potential loss from any payment claim is considered probable and the amount or the range of the loss can be estimated, the Company accrues a liability for the estimated loss. While the Company is not able to estimate the possible payment, if any, it continues to work through this matter with the states and their appointed agents.

Legal Proceedings

The Company is involved in legal proceedings and claims arising in the ordinary course of business. While there can be no assurances as to the ultimate outcome of any litigation involving the Company, management does not believe any such pending legal proceeding or claim will result in a judgment or settlement that would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. Certain indemnification agreements may not be subject to maximum loss clauses. If the potential loss from any indemnification claim is considered probable and the amount or the range of the loss can be estimated, the Company accrues a liability for the estimated loss. To date, claims under such indemnification provisions have not been significant.

Note 8. Net Loss Per Share

Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding plus dilutive potential common shares as determined using the treasury stock method for outstanding stock options, restricted stock-based awards, shares issuable under the employee stock purchase plan, and warrants unless the result of adding such shares would be anti-dilutive.

F-12

The following weighted average potential shares of common stock have been excluded from the computation of diluted net loss per share because the effect of including these shares would have been anti-dilutive:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Options to purchase common stock	937,690	925,462	930,853	629,998
Warrants to purchase common stock	278,493	—	278,493	—
Restricted stock awards, including participating securities	32,094	20,250	19,905	21,583
Total	1,248,277	945,712	1,229,251	651,581

Note 9. Segment and Geographical Information

The Company has one reportable operating segment, Mobile Connectivity Services. The Company’s cloud-based service gives the Company’s customers and their users access to the Company’s global Wi-Fi network and mobile connectivity solutions.

The following table presents total Company revenue by country or by geographical region:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
United States	54%	48%	51%	46%
Europe, Middle East and Africa	38%	44%	41%	44%
Asia Pacific	4%	4%	4%	6%
Rest of the World	4%	4%	4%	4%

No individual country, except for the United States, accounted for 10% or more of total revenue for the three months ended September 30, 2018. No individual country, except for the United States and Germany, accounted for 10% or more of total revenue for the nine months ended September 30, 2018. One customer represented 10% of total revenue for the three months ended September 30, 2018. No customers represented 10% or more of total revenue for the nine months ended September 30, 2018.

No individual country, except for the United States and Germany, accounted for 10% or more of total revenue for the three and nine months ended September 30, 2017. For those periods, revenue in Germany accounted for 16% and 15% of total revenue, respectively. One channel reseller represented 10% of total revenues for the three and nine months ended September 30, 2017.

Substantially all of the Company’s long-lived assets are located in the United States.

Note 10. Related Party Transactions

In the normal course of business, the Company entered into a service agreement with Tech Data, a related party due to a family relationship between executives of both companies which constituted a related party as defined by SEC rules. Tech Data provided services for approximately $0.2 million and received payments of approximately $0.2 million during the nine months ended September 30, 2018. Transactions involving related parties cannot be presumed to be carried out at arm’s length.

Note 11. Subsequent Events

On November 12, 2018, the Company signed a definitive agreement to be acquired by Pareteum Corporation in an all-stock deal whereby shareholders of the Company will receive 1.17 shares of Pareteum common stock for each share of the Company’s common stock.

Management has evaluated events subsequent to September 30, 2018, through the date the filing of this Form 10-Q for other transactions and events that may require adjustment of and/or disclosure in such financial statements and noted no additional significant subsequent events that require disclosure.

F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

iPass Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of iPass Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 8, 2018 (not presented herein) expressed an unqualified opinion thereon.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $20,555,000 during the year ended December 31, 2017, and as of that date, the Company’s current liabilities exceeded its current assets by $272,000 and its cash used in operating activities was $11,546,000. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thornton LLP

We have served as the Company’s auditor since 2015 until 2018.

San Francisco, California

March 8, 2018 (except for the effects of the retrospective impact of the reverse stock split described in

Note 16, as to which the date is December 3, 2018)

F-14

iPASS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	As of December 31,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$5,159	$16,072
Accounts receivable, net of allowance for doubtful accounts of $151 and $142, respectively	8,717	12,361
Prepaid expenses	1,641	1,344
Other current assets	712	225
Total current assets	16,229	30,002
Property and equipment, net	1,334	2,485
Other assets	840	688
Total assets	$18,403	$33,175

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,044	$7,069
Accrued liabilities	3,734	3,874
Deferred revenue, short-term	3,723	2,412
Total current liabilities	16,501	13,355
Deferred revenue, long-term	102	67
Other long-term liabilities	1,009	1,123
Total liabilities	17,612	14,545
Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, $0.001 par value (25,000,000 shares authorized; 6,925,028 and 6,577,661 shares issued and outstanding, respectively)(1)	71	68
Additional paid-in capital	226,490	223,777
Accumulated deficit	(225,770)	(205,215)
Total stockholders’ equity	791	18,630
Total liabilities and stockholders’ equity	$18,403	$33,175

(1)	All shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-ten reverse stock split which became effective August 23, 2018.

See accompanying notes to Consolidated Financial Statements

F-15

iPASS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	2017	2016
Revenues	$54,401	$63,222
Cost of revenues and operating expenses:
Network access costs	38,548	33,150
Network operations	6,235	7,411
Research and development	7,953	7,276
Sales and marketing	10,245	11,154
General and administrative	11,482	10,792
Restructuring charges and related adjustments	—	788
Total cost of revenues and operating expenses	74,463	70,571
Operating loss	(20,062)	(7,349)
Interest income, net	67	36
Foreign exchange losses	(378)	(234)
Other income (expenses), net	12	—
Loss from operations before income taxes	(20,361)	(7,547)
Provision for income taxes	194	223
Net loss	$(20,555)	$(7,770)
Comprehensive loss	$(20,555)	$(7,770)
Net loss per share – basic and diluted(1)	$(3.10)	$(1.20)
Weighted average shares outstanding – basic and diluted(1)	6,606,047	6,434,494

(1)	All per share amounts and shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-ten reverse stock split which became effective August 23, 2018.

See accompanying notes to Consolidated Financial Statements

F-16

iPASS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

			Additional	Accumulated		Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares(1)	Amount	Capital	Income (Loss)	Deficit	Equity
Balances, December 31, 2015	6,338	$65	$219,981	$—	$(197,445)	$22,601
Exercise of stock options – common stock issued	265	3	3,000	—	—	3,003
Restricted stock granted	6	—	—	—	—	—
Restricted stock canceled	(3)	—	—	—	—	—
Employee stock purchase plan – common stock issued	5	—	37	—	—	37
Repurchased common stock	(34)	—	(345)	—	—	(345)
Stock-based compensation	—	—	1,104	—	—	1,104
Net loss	—	—	—	—	(7,770)	(7,770)
Balances, December 31, 2016	6,577	$68	$223,777	$—	$(205,215)	$18,630
Exercise of stock options – common stock issued	18		181	—	—	181
Restricted stock granted	5	—	—	—	—	—
Employee stock purchase plan – common stock issued	14	—	115	—	—	115
Proceeds from common stock purchase agreement, net issuance cost of $138	311	3	1,063			1,066
Stock-based compensation	—	—	1,354	—	—	1,354
Net loss	—	—	—	—	(20,555)	(20,555)
Balances, December 31, 2017	6,925	$71	$226,490	$—	$(225,770)	$791

(1)	All shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-ten reverse stock split which became effective August 23, 2018.

See accompanying notes to Consolidated Financial Statements

F-17

iPASS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	2017	2016
Cash flows from operating activities:
Net loss	$(20,555)	$(7,770)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,354	1,104
Depreciation and amortization	1,591	2,469
Deferred income taxes	—	—
Loss on disposal of property and equipment	—	—
Provision for doubtful accounts	210	11
Changes in operating assets and liabilities:
Accounts receivable	3,434	(2,626)
Prepaid expenses and other current assets	(784)	1,535
Other assets	(152)	2
Accounts payable	2,348	414
Accrued liabilities	(224)	(628)
Deferred revenue	1,346	(73)
Other liabilities	(114)	80
Net cash used in operating activities	(11,546)	(5,482)

Cash flows from investing activities:
Purchases of property and equipment	(813)	(581)
Change in restricted cash	—	—
Net cash used in investing activities	(813)	(581)

Cash flows from financing activities:
Proceeds from common stock purchase agreement	1,204	—
Issuance cost of common stock purchase agreement	(54)	—
Net proceeds from issuance of common stock and disgorgement of profit	296	3,040
Principal payments for vendor financed property and equipment	—	(854)
Stock repurchase	—	(345)
Net cash provided by financing activities	1,446	1,841
Net decrease in cash and cash equivalents	(10,913)	(4,222)
Cash and cash equivalents at beginning of year	16,072	20,294
Cash and cash equivalents at end of year	$5,159	$16,072

Supplemental disclosures of cash flow information:
Net cash paid for taxes	$235	$242
Accrued amounts for acquisition of property and equipment	—	373
Accrued issuance cost of common stock purchase agreement	84	—
Value of commitment shares issued with the common stock purchase agreement	450	—

See accompanying notes to Consolidated Financial Statements

F-18

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of iPass Inc. (the “Company”) and its wholly owned subsidiaries. All intercompany transactions and accounts have been eliminated.

The Company reports comprehensive loss in a single continuous financial statement within the Consolidated Statements of Operations and Comprehensive Loss. The Company’s comprehensive loss is equivalent to its net loss because the Company does not have any transactions that are recorded through other comprehensive loss.

Going Concern

The Company has historically relied on existing cash and cash equivalents for its liquidity needs. As of December 31, 2017, the Company had $5.2 million in cash and cash equivalents.

In November 2017, the Company entered into a Common Stock Purchase Agreement (“CSPA”) with Aspire Capital Fund, LLC, (“Aspire Capital”). The agreement allows the Company to sell up to $10.0 million worth of common stock to Aspire Capital over a 24 months period. Upon execution of the agreement on November 16, 2017, Aspire Capital purchased from the Company 186,769 shares of common stock for a total purchase price of $1.0 million. In addition, the Company issued 84,046 commitment shares to Aspire Capital. Beyond the initial purchase, the Company, at its discretion, has the right to direct Aspire Capital to purchase additional shares up to a daily maximum of 20,000 shares. The Company and Aspire Capital may mutually agree to increase this by an additional 200,000 shares in a given business day. However, the total number of shares issued to Aspire Capital cannot exceed 19.99% of the Company’s total outstanding shares of common stock. As of December 31, 2017, the Company sold an additional 40,000 shares to Aspire Capital for $0.2 million.

The accompanying consolidated financial statements were prepared on a going concern basis in accordance with GAAP. The going concern basis assumes that the Company will continue operations for the next twelve months from the date the consolidated financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The consolidated financial statements do not include any adjustments to reflect the possible future effects that may result from the Company’s inability to continue as a going concern. The Company’s history of losses, limited liquidity, and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company may require additional financing, through either debt or equity arrangements. Equity and debt financing, however, might not be available when needed or, if available, might not be available on terms satisfactory to the Company. If the Company raises additional funds through equity financing, stockholders will experience dilution. Debt financing, if available, may involve covenants restricting operations or the Company’s ability to incur additional debt. If the Company is unable to execute its business plan or obtain adequate financing and satisfactory financing terms, its ability to continue to support business growth and to respond to business challenges would be significantly limited as the Company may have to delay, reduce the scope of or eliminate some or all of its initiatives, or reduce expenses which would harm operating results.

F-19

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 requires entities to recognize revenue through the application of a five-step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligations and recognition of revenue as the entity satisfies the performance obligations. In July 2015, the FASB deferred the effective data for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company will adopt the new guidance as of January 1, 2018. The plan is to adopt using the modified retrospective approach. Currently, the Company’s primary source of revenue is derived from a series of monthly usage-based fees that are recognized when the customer’s usage occurs and therefore recognition is not significantly different under the new guidance. The Company expects the primary impact of this guidance to be the initial capitalization of incremental commission paid to employees for signing of new customers, which will be amortized over the time period in which the benefit will be received.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU 2016-02 impacts any entity that enters a lease with some specified scope exceptions. The guidance updates and supersedes Topic 840, Leases. For public entities, ASU 2016-02 is effective for fiscal years, and interim periods with those years, beginning after December 15, 2018, and early adoption is permitted. The Company is evaluating the effect that ASU 2014-09 will have on the Company’s consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. This ASU affects entities that issue share-based payment awards to their employees. The ASU is designed to simplify several aspects of accounting for share-based payment award transactions which include the income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows and forfeiture rate calculations. The Company adopted ASU 2016-09 during the year ended December 31, 2017. Under ASU 2016-09, excess tax benefits and deficiencies are required to be recognized prospectively as part of provision for income taxes rather than additional paid-in capital. The Company’s cumulative effect of windfall tax attributes are approximately $11.5 million. After applying the valuation allowance, no adjustment is recorded to the beginning retained earnings balance.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses how certain cash receipts and cash payments are presented and classified in the statement of cash flows with the objective of reducing existing diversity in practice with respect to these items. Among the types of cash flows addressed are payments for costs related to debt prepayments or extinguishment, payments representing accreted interest on discounted debt, payments of contingent consideration after a business combination, proceeds from insurance claims and company-owned life insurance, and distributions from equity method investees, among others. The update is to be adopted retrospectively and is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted. The Company does not expect a material impact of adopting this guidance on its consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Intra-Equity Transfers of Assets Other Than Inventory (Topic 740), which is intended to eliminate diversity in practice and provide a more accurate depiction of the tax consequences on intercompany asset transfers (excluding inventory). This update requires entities to immediately recognize the tax consequences on intercompany asset transfers (excluding inventory) at the transaction date, rather than deferring the tax consequences under current GAAP. The update will be effective for the Company’s first quarter of fiscal year 2019 and requires a modified retrospective method of adoption. Early adoption is permitted, but only in the first quarter of an entity’s annual fiscal year. The Company is currently evaluating the effect that this guidance will have on its consolidated financial statements and related disclosures.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The update requires entities to include in their cash and cash-equivalent balances in the statement of cash flows those amounts that are deemed to be restricted cash and restricted cash equivalents. The standard will be effective for us beginning January 1, 2018 and will require a retrospective approach. Early adoption is permitted. The Company does not expect that the update will have a material impact on its consolidated financial statements.

F-20

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2. Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements and related disclosures in conformity with GAAP and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) requires management to make estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to revenue, the valuation of accounts receivables, other long-lived assets, stock-based compensation, legal contingencies, deferred revenue, network access costs, income taxes, and sales tax liabilities. These estimates and assumptions are based on management’s best estimates and judgment. Actual results could differ from the estimates made by management with respect to these and other items.

Foreign Currency Accounting

The U.S. dollar is the functional currency for the Company and all of its subsidiaries; therefore, the Company does not have a translation adjustment recorded through accumulated other comprehensive loss. While the Company’s revenue contracts are denominated in U.S. dollars, the Company has foreign operations that incur expenses in various foreign currencies and does purchase some network access costs in currencies other than the U.S. dollar. Monetary assets and liabilities are remeasured using the current exchange rate at the balance sheet date. Non-monetary assets and liabilities and capital accounts are remeasured using historical exchange rates. Foreign currency exchange gains and losses are presented separately in the Consolidated Statements of Operations and Comprehensive Loss.

Cash Equivalents

The Company considers all highly-liquid investments with a remaining maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of investments in institutional money market funds.

Concentrations of Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. Substantially all of the Company’s cash and cash equivalents are held by two financial institutions. The Company is exposed to risk in the event of default by these financial institutions or the issuers of these securities to the extent the balances are in excess of amounts that are insured by the FDIC.

The Company’s receivables are derived from revenue earned from customers located primarily in the United States and EMEA. The Company provides credit to its customers in the normal course of business and requires no collateral to secure accounts receivable. The Company maintains an allowance for potentially uncollectible accounts receivable based on its assessment of the collectability of accounts receivable. The allowance for doubtful accounts is based on customer-specific identification, which encompasses various factors, including: the Company’s review of credit profiles of its customers, age of the accounts receivable balances, contractual terms and conditions, current economic conditions that may affect a customer’s ability to pay and historical payment experience. As of December 31, 2017, accounts receivables from customers in the EMEA region and in the United States represented 66% and 28% of total accounts receivable, respectively. 65% of our accounts receivables balance were due within the Company’s standard credit term of 30 days and 98% were aged less than 90 days past due.

As of December 31, 2017 and 2016, two customers each represents approximately 10% of total receivables.

For the year ended December 31, 2017, two suppliers represented 37% and 10% of total network access costs, respectively. For the year ended December 31, 2016, one suppliers represented 29% of total network access costs.

F-21

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment, Net

Property and equipment, net are stated at cost, less accumulated depreciation or amortization. Depreciation of property and equipment and amortization of leasehold improvements are computed using the straight-line method over the estimated useful lives of the respective assets as follows:

•	Equipment: 3 to 5 years

•	Furniture and fixtures: 5 years

•	Computer software: 3 to 5 years

•	Leasehold improvements: the shorter of the useful life of the leasehold improvements or the term of the underlying lease

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to the Consolidated Statements of Operations and Comprehensive Loss. Expenditures for maintenance and repairs are charged to expense as incurred.

Construction in progress is related to the construction or development of property and equipment that has not yet been placed in service. Depreciation for equipment and computer software begins once it is placed in service and depreciation for leasehold improvements commences once they are ready for intended use.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, along with net operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or loss in the period that includes the enactment date. The Company records net deferred tax assets to the extent management believe these assets would more likely than not be realized. In making such determination, management considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event management was to determine that the Company would be able to realize the deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Tax Reform Legislation provides for a one-time “deemed repatriation” of accumulated foreign earnings of $5.6 million, offset by the participation exemption of $3.1 million, for the year ended December 31, 2017. The Company does not expect to pay U.S. federal cash taxes on the deemed repatriation due to its current year taxable loss position. The Company does not expect that the future foreign earnings will be subject to U.S. federal income tax since the Company intends to continue reinvesting such earnings outside the U.S. indefinitely. The amount of cash and cash equivalents held by the Company’s foreign subsidiaries as of December 31, 2017 and 2016 was $0.3 million and $0.4 million, respectively.

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company classifies the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Actual results could differ materially from these estimates and could significantly affect the effective tax rate and cash flows in future years.

F-22

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recognizes estimated interest and penalties relating to income tax uncertainties as a component of the provision for income taxes.

Stock-Based Compensation

Stock-based compensation expense is estimated at the grant date based on the award’s fair value and is recognized as expense over the award’s requisite service period. Awards that vest based on service criteria are expensed on a straight-line basis. Awards having accelerated vesting based on achieving certain performance criteria are expensed on graded vesting basis over the vesting period, after assessing the probability of achieving the requisite performance criteria. The Company’s stock-based payment awards to employees and directors include stock options, restricted stock units and awards, and employee purchase rights granted in connection with the Employee Stock Purchase Plan. Certain restricted stock awards have performance-based goals based on the achievement of various targeted quarterly metrics, any of which require an assessment of the probability and timing of vesting. The Company estimates the fair value of stock options and employee purchase rights on the date of grant using the Black-Scholes option-pricing model that requires the use of assumptions such as expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends. The expected stock price volatility is based on historical volatility and the expected term is based on the historical average expected term. Because stock-based compensation expense is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. The expected forfeiture rate is based upon the historical experience of employee turnover and certain other factors. To the extent the actual forfeiture rate is different from the expected rate, stock-based compensation expense is adjusted accordingly.

Revenue Recognition

Revenue is recognized when all four revenue recognition criteria have been met: persuasive evidence of an arrangement exists, service has been provided to the customer, the fee is fixed or determinable, and collection is reasonably assured. When the above criteria are not met, revenue is deferred and recognized upon cash collection, upon acceptance of a completion certificate from the customer or when the service is rendered, depending on the type of fee or service arrangement. We report revenue net of sales taxes collected from customers and remitted to governmental taxing authorities.

Network Fees

The Company recognizes network fees during the period the services are rendered to the end-users based on usage or a flat fee. The Company has two types of flat fee arrangements for its network services. The first is a recurring flat fee that is billed at the same dollar amount each month. The second is a recurring fee calculated based on a flat fee per user per month, of which the dollar amount billed would differ month-to-month depending on the number of users using the Company’s services during a given month. The Company frequently requires customers to commit to minimum network fees associated with monthly, quarterly or annual minimum network usage or over the term of the arrangement. For example, customers that have agreed to a Minimum Monthly Commitment (“MMC”), the customer’s monthly invoice reflects the greater of the customer’s actual usage for the month or the MMC for that month. If the MMC exceeds actual usage (a “Shortfall”), the Company determines whether the Shortfall is fixed or determinable. If the Company concludes that the Shortfall is fixed or determinable, based upon the customer’s specific billing history, and other revenue recognition criteria have been met, the Company recognizes as revenue the amount of Shortfall which is invoiced. If the Company concludes that the Shortfall is not fixed or determinable, the Company recognizes revenue when the Shortfall amount is collected. The Company also bills certain network fees upfront and recognizes such fees ratably over the term as services are provided.

F-23

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Platform Services and Other Fees

Platform services are any services that allow a user to connect to a network using the iPass application. Fees for this service are typically based upon a monthly rate, and revenue is recognized during the month the services are provided. Revenue related to iPassConnect (“iPC”) fees, including extended support fees as the iPC product reached end-of-life in 2012, and Open Mobile Platform fees are typically based upon a monthly rate (per user rate or a flat fee) and are recognized during the month the services are provided. Start-up support service fees representing charges to new customers, customization services and standard training may be billed up-front in advance and recognized as revenue over the term of the contract or service delivery.

Sales of big data analytics, branded as Veri-Fi, is recognized when all four revenue criteria have been met. For evidence of delivery, the Company concludes this criteria is satisfied when the data has been transferred because customers are able to fully benefit upon receipt. In instances when partial data ordered by a customer has been delivered before period end, the Company recognizes in proportional to the number of days of data provided to the customer.

Deferred Revenue

The Company defers revenue for services that are billed in advance or prepaid as required per customer agreements. Revenue is recognized as the services are being delivered, or ratably over the estimated service period, depending on the nature of the service. Amounts expected to be recognized as revenue within one year are classified as short-term. For services that have been billed but not yet performed and the related receivable has not been collected, for balance sheet presentation purposes, the Company offsets the deferred revenue with the related accounts receivable, despite the receivable representing an enforceable obligation.

Network Access Costs

Network access costs represent the amounts paid to network access providers for the usage of their networks. The Company has minimum purchase commitments with some network service providers for access that it expects to utilize during the term of the contracts. Costs of minimum purchase contracts are recognized as network access costs at the greater of the minimum commitment or actual usage.

Advertising Expenses

Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2017 and 2016 were approximately $18,000 and $45,000, respectively.

Internal Use Software Development Costs

The Company follows the guidance set forth in ASC 350-40, Internal Use Software, (“ASC 350-40”), in accounting for the development of its application service and other internal use applications. ASC 350-40 requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. The Company did not capitalize any internally developed software in 2017. The Company capitalized $0.3 million in 2016.

Depreciation and amortization expenses related to the Company’s internally developed software was approximately $0.8 million and $0.8 million in 2017 and 2016, respectively. Management evaluates the useful lives of the Company’s assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. There were no impairments to long lived assets during the years ended December 31, 2017 and 2016.

F-24

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3. Financial Instruments and Fair Value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction in the principal or most advantageous market between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers assumptions that market participants would use when pricing the asset or liability.

Fair Value Hierarchy

The three levels of inputs that may be used to measure fair value are as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities;

•	Level 2 — Inputs other than Level 1 either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The recurring fair values of these financial assets (excluding cash) were determined using the following inputs at December 31, 2017 and December 31, 2016, respectively:

	As of December 31, 2017				As of December 31, 2016
	Fair Value Measured Using			Total	Fair Value Measured Using			Total
	Level 1	Level 2	Level 3	Balance	Level 1	Level 2	Level 3	Balance
	(In thousands)
Financial assets
Money market funds(1)	$4,175	$—	$—	$4,175	$14,083	$—	$—	$14,083
Total financial assets	$4,175	$—	$—	$4,175	$14,083	$—	$—	$14,083

(1)	Held in cash and cash equivalents on the Company’s consolidated balance sheets.

There were no transfers between Level 1, 2, and 3 between December 31, 2017 and December 31, 2016. As of December 31, 2017 and December 31, 2016, the carrying amount of accounts receivable, accounts payable, accrued liabilities and deferred revenue approximates fair value due to their short maturities. (Refer to Note 7 and 8 for discussion related to Accrued Restructuring and Vendor Financed Property and Equipment).

F-25

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4. Property and Equipment

Property and equipment, net consisted of the following:

	As of December 31,
	2017	2016
	(In thousands)
Equipment	$10,698	$10,492
Furniture and fixtures	246	378
Computer software	10,723	10,431
Construction in progress	36	303
Leasehold improvements	483	536
	22,186	22,140
Less: Accumulated depreciation and amortization	(20,852)	(19,655)
Property and equipment, net	$1,334	$2,485

Depreciation expense for operations was approximately $1.6 million and $2.5 million for the years ended December 31, 2017 and 2016, respectively.

During the year ended December 31, 2017, the Company retired $0.4 million of gross property and equipment and did not incur a material loss on disposal. During the year ended December 31, 2016, the Company retired less than $0.1 million of gross property and equipment.

During 2013, the Company acquired approximately $2.6 million of enterprise database software and infrastructure hardware. During April 2014, the Company acquired approximately $0.5 million of additional enterprise infrastructure hardware. As of December 31, 2016, the net book value of this enterprise database software and infrastructure hardware in computer software and equipment held by the Company was approximately $0.1 million. During 2016, the Company extended the license related to the previously acquired software for approximately $0.5 million to be paid over one year. As of December 31,

2017, all payments were completed.

Note 5. Other Assets

Other assets (non-current) consisted of the following:

	As of December 31,
	2017	2016
	(In thousands)
Deposits	$503	$480
Long-term deferred tax asset, net	209	208
Long-term tax receivable	128	—
	$840	$688

F-26

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6. Accrued Liabilities

Accrued liabilities consisted of the following:

	As of December 31,
	2017	2016
	(In thousands)
Tax liabilities	$886	$927
Accrued bonus, commissions and other employee benefits	522	808
Accrued property and equipment	—	373
Amounts due to customers	962	869
Legal fee accruals	492	34
Other accrued liabilities	872	863
	$3,734	$3,874

Note 7. Accrued Restructuring

During the second quarter of 2015, the Company announced a restructuring plan (the “Q2 2015 Plan”) intended to flatten the organization, create a more nimble sales and delivery infrastructure to support a SaaS go to market strategy, and accelerate the cash flow break-even point for the Company. The Q2 2015 Plan reduced headcount globally by approximately 14% and the Company recorded approximately $4.2 million of restructuring charges during fiscal year 2015 and had approximately $0.2 million of payments remaining as of December 31, 2015 for employees termination costs. As of December 31, 2016 the Company completed all the related payments associated with this restructuring plan.

During the first quarter of 2016, the Company announced a restructuring plan (the “Q1 2016 Plan”) and reduced headcount globally by 57 employees, or 30% of the workforce, and primarily eliminated positions in engineering and network operations groups, including a reduction of personnel in India. This resulted in a charge of approximately $0.8 million in 2016, and as of December 31, 2016 the Company had completed all of the related payments associated this restructuring Plan.

The following is a rollforward of restructuring liability for the above Plans:

	As of December 31,
	2017	2016
	(In thousands)
Beginning balance	$—	$250
Restructuring charges and related adjustments	—	788
Payments and adjustments	—	(1,038)
Ending balance	$—	$—

Note 8. Vendor Financed Property and Equipment

In October 2013, the Company acquired enterprise database software and infrastructure hardware. This purchase was financed through a vendor and was to be paid over three years. In April 2014, the Company acquired additional enterprise infrastructure hardware which was financed through the vendor and is to be paid over two years. The total purchase financed by a vendor was approximately $3.1 million. Since October 2013, the Company made approximately $3.1 million of principal payments, and as of December 31, 2016 the Company had completed all remaining principal payments.

F-27

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In October 2016, the Company extended the license related to the previously acquired software for approximately $0.5 million to be paid over one year. Since October 2016, the Company made approximately $0.5 million of payments, and as of December 31, 2017, all payments were completed.

Note 9. Income Taxes

The provision for income taxes is based on loss from operations for 2017 and 2016 before taxes as follows:

	Year Ended December 31,
	2017	2016
	(In thousands)
U.S source loss	$(21,336)	$(8,167)
Foreign source income	975	620
Loss before income taxes	$(20,361)	$(7,547)

The provision for income taxes consisted of the following:

	Year Ended December 31,
	2017	2016
	(In thousands)
Current:
U.S. federal	$(238)	$—
State	7	9
Foreign	426	200
	$195	$209
Deferred:
U.S. federal	—	—
State	—	—
Foreign	(1)	14
	(1)	14
Provision for income taxes	$194	$223

Income tax expense was recorded for the years ended December 31, 2017 and 2016, of approximately $0.2 million each. The income tax expense recorded primarily relates to foreign taxes on expected profits in the foreign jurisdictions.

F-28

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes as well as net operating loss and tax credit carry forwards. As of December 31, 2017 and 2016, the Company provided a full valuation allowance on its net deferred tax assets in the United States, United Kingdom, Israel, Singapore, Australia and Japan. The components of deferred tax assets (liabilities) consisted of the following:

	Year Ended December 31,
	2017	2016
	(In thousands)
Deferred tax assets:
Net operating loss carry forwards	$25,309	$30,243
Reserves and accruals	1,392	1,507
Research and other tax credits	7,099	6,255
Share based compensation	1,687	2,456
Property and equipment	1,336	2,493
Total deferred tax assets	$36,823	$42,954
Valuation allowance	(36,177)	(41,788)
Net deferred tax assets	646	1,166
Deferred tax liabilities:
Property and equipment	(437)	(958)
Total net deferred tax assets	$209	$208

The provision for income taxes for operations differed from the amounts computed by applying the U.S. federal income tax rate to pretax loss before income taxes as a result of the following:

	Year Ended December 31,
	2017	2016
Federal statutory rate	(35)%	(35)%
State taxes, net of federal benefit	(1)	(1)
Amortization of stock-based compensation	1	6
Research and development benefit	(2)	(2)
Deemed repatriated foreign earnings	1	1
Tax Cuts and Jobs Act of 2017	4	—
Other	—	1
Rate differential impact on Tax Cuts and Jobs Act	74	—
Valuation allowance	(41)	33
Provision for income taxes	1%	3%

On December 22, 2017, the Tax Cuts and Jobs Act (P.L. 115-97, the “Act”) was signed into law. Among other changes is a permanent reduction in the federal corporate income tax rate from 35% to 21% for tax years beginning after December 31, 2017. As a result of the reduction in the corporate income tax rate, the Company revalued its net deferred tax assets at December 31, 2017. The Company measured a reduction in the value of the gross deferred tax assets of approximately $15.0 million, which was fully offset by the change in valuation allowance of $15.0 million.

F-29

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Because of the complexity of the provision for the one-time deemed repatriation of accumulated foreign earnings for the year ended December 31, 2017, under the guidance of Staff Accounting Bulletin 118 the Company has reported a provisional amount of $5.6 million for the income inclusion and $3.1 million for the participation exemption under the Act, for which the accounting is incomplete but a reasonable estimate can be determined. The Company required additional time to gather the complete information and finalize the analysis. The analysis will be finalized upon the tax return filing. Provisional amounts or adjustments to provisional amounts identified in the measurement period, as defined, would be included as an adjustment to tax expense or benefit from operations in the period the amounts are determined. The Company has determined a reasonable estimate of $2.5 million one-time deemed repatriation of foreign earnings inclusion after the participation exemption for the tax reform effects, and reported the estimates as a provisional amount in its financial statements for which the accounting under ASC Topic 740 is completed. The Company will finalize the calculation in 2018 before filing the 2017 tax return.

In January 2018, the FASB released guidance on the accounting for tax on the global intangible low-taxed income (“GILTI”) provision of the Act. The GILTI provisions impose a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. The guidance indicates that either accounting for deferred taxes related to GILTI inclusions or to treat any taxes on GILTI inclusions as period costs are both acceptable methods subject to an accounting policy election. Effective January 1, 2018, the Company will elect to treat any potential GILTI inclusions as a period cost as the Company is not projecting any material impact from the GILTI inclusions and any deferred taxes related to any inclusion would be immaterial.

As of December 31, 2017, the Company had gross cumulative net operating loss carry forwards for federal and state tax reporting purposes of approximately $103.5 million and $49.4 million, respectively, which expire in various periods between 2018 and 2037. Included in the valuation allowance as of December 31, 2017, is approximately $8.4 million related to net operating loss carry forwards in Israel. Utilization of the net operating loss and tax credit carryforwards are subject to annual limitations due to certain ownership change rules provided by the Internal Revenue Service Code of 1986, as amended and similar state provisions.

As of December 31, 2017, the Company also has research and development tax credit carry forwards of approximately $3.3 million and $4.8 million for federal and state income tax purposes, respectively. If not utilized, the federal carry forwards will expire in various amounts through 2037. The state credit can be carried forward indefinitely.

The following table presents a reconciliation of the beginning and ending amounts of unrecognized tax benefits (in thousands):

Balance at December 31, 2015	$7,446
Increases for positions taken in prior years	—
Increases for positions related to the current year	149
Decreases for positions taken in prior years	(1,359)
Decreases for statutes lapsing	(21)
FX impact	(7)
Balance at December 31, 2016	6,208
Increases for positions taken in prior years	—
Increases for positions related to the current year	170
Decreases for positions taken in prior years	(608)
Decreases for statutes lapsing	(23)
FX impact	18
Balance at December 31, 2017	$5,765

F-30

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The change in unrecognized tax benefits primarily relates to prior year operating losses, certain research and development tax credits, and transfer pricing.

As of December 31, 2017 and 2016, the company had $0.8 million and $0.7 million, respectively, of unrecognized tax benefits that, if recognized, will have an impact on the Company’s effective tax rate.

It is reasonably possible that the total amount of unrecognized tax benefits will change in 2018. Decreases in the unrecognized tax benefits will result from the lapsing of statutes of limitations and the possible completion of tax audits in various jurisdictions. Increases will primarily result from tax positions expected to be taken on tax returns for 2018 or unanticipated findings on tax audits of open years in various jurisdictions.

In accordance with its accounting policy, the Company recognizes interest and penalties related to income tax matters in the provision for income taxes; which were not considered material during 2017 and

2016.

The Company’s major taxing jurisdictions are U.S. Federal, California, the U.K. and India. In the normal course of the Company’s business, the Company is subject to income tax audits in various jurisdictions. Years 2007 to 2017 remain open to examination by certain of these major taxing jurisdictions.

The Company currently has income tax audits in progress in India and has accrued approximately $0.7 million in connection with these audits.

Note 10. Stockholders’ Equity

Common Stock

On November 17, 2017, the Company entered into a CSPA with Aspire Capital that allows the Company to sell up to $10.0 million worth of common stock to Aspire Capital over a 24 month period. Upon execution of the agreement, Aspire Capital purchased from the Company 186,769 shares of common stock at a per share price of $5.35 for a total purchase price of $1.0 million. The Company also issued to Aspire Capital 84,046 commitment shares. The Company incurred approximately $0.1 million in related issuance costs. Beyond the initial purchase, the Company, at its discretion, has the right to direct Aspire Capital to purchase additional shares up to a daily maximum of 20,000 shares. As of December 31, 2017, the Company sold an additional 40,000 shares to Aspire Capital for $0.2 million, resulting in a total of 310,815 shares issued to Aspire Capital.

Equity Incentive Plans

The Company has two stock plans that permit it to grant stock options, restricted stock awards and restricted stock units to employees (“Employee Plan”) and to directors (“Director Plan”). Stock options granted to employees generally vest 25% on the first anniversary of the grant date with the remainder vesting ratably over the remaining 36 months; stock options generally expire 10 years after the date of grant. Restricted stock awards give the recipient the right to receive shares upon the lapse of the instruments’ time and/or performance-based restrictions. The restricted stock awards with time-based restrictions are considered outstanding at the time of grant, as the holders are entitled to dividends and voting rights. Employees may surrender a portion of their award shares to satisfy minimum statutory tax withholding obligations with respect to the vesting of restricted stock awards. Restricted stock awards with only performance-based restrictions are not considered outstanding until the performance criteria have been met and therefore are not entitled to dividends or voting rights at the time of grant. The performance-based restricted stock awards vest upon the achievement of pre-defined financial performance goals.

In 2016, 60,000 shares of those performance-based restricted stock awards were canceled. In 2017, 60,000 shares of those performance-based restricted stock awards were canceled. As of December 31, 2017, there were no outstanding awards solely based on performance.

F-31

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2014, the Company granted a total of 42,000 shares of performance-based restricted stock awards that vest based on targeted quarterly revenue of Open Mobile which carry a service-condition to vest in full if performance has not been met at December 31, 2017; however, vesting will be accelerated upon the achievement of performance goals. None of the performance goals were met as of December 31, 2017 and 28,750 shares were canceled due to terminations while the remaining 13,250 shares were earned in full as of December 31, 2017.

The following table summarizes the stock option and restricted stock activity under the Plans for the indicated periods:

			Weighted	Weighted	Number of	Weighted
			Average	Average	Restricted	Average
	Shares	Number of	Exercise	Grant Date	Stock Awards	Grant Date
	Available for	Options	Price	Fair Value	and Units	Fair Value
	Future Grant	Outstanding	per Share	per Share	Outstanding	per Share
Balance at December 31, 2015	2,748,353	911,794	$12.9		147,916	$9.8
Authorized	322,922
Granted	(419,700)	413,700	$12.4	$6.2	6,000	$12.1
Options Exercised		(265,001)	$11.3
Restricted Stock Vested					(9,333)	$10.8
Terminated/canceled/forfeited	255,465	(192,465)	$19.1		(63,000)	$9.2
Reduce Evergreen Shares(1)	(1,500,000)
Balance at December 31, 2016	1,407,040	868,028	$11.8		81,583	$10.3
Authorized
Granted	(169,600)	164,600	$12.2	$6.3	5,000	$14.0
Options Exercised		(17,592)	$10.3
Restricted Stock Vested					(6,666)	$12.0
Terminated/cancelled/forfeited	167,587	(107,587)	$14.3		(60,000)	9.0
Balance at December 31, 2017	1,405,027	907,449	$11.6		19,919	$10.4

(1)	On July 5, 2016, the Board of Directors of Company resolved to reduce the share reserve under the iPass Inc. 2003 Equity Incentive Plan (“Plan”) by 1,500,000 shares, and eliminate the “evergreen” provision in the Plan.

The aggregate intrinsic value of options exercised was approximately $0.1 million for the year ended December 31, 2017. The aggregate intrinsic value of options exercised were $0.8 million for the year ended December 31, 2016.

The following table summarizes the stock options outstanding and exercisable by range of exercise prices as of December 31, 2017:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual Life	Exercise Price	Number	Exercise Price
Range of Exercise Prices	Outstanding	(in Years)	per Share	Exercisable	per Share
$6.2 – $9.4	313,588	7.47	$8.8	187,570	$9.0
9.5 – 11.8	305,329	7.62	11.4	164,315	11.2
11.9 – 24.8	288,531	8.13	15.0	109,959	16.4
Total	907,448	7.73	11.6	461,844	11.5

F-32

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual	Aggregate
		Price per	Term	Intrinsic
	Shares	Share	(Years)	Value
				(In thousands)
Options outstanding at December 31, 2017	907,449	$11.6	7.73	$—
Options vested and expected to vest at December 31, 2017	852,119	$11.6	7.73	$—
Options exercisable at December 31, 2017	461,845	$11.5	7.02	$—

Stock-Based Compensation

The following table sets forth the total stock-based compensation expense from operations included in the Company’s Consolidated Statements of Operations and Comprehensive Loss:

	Year Ended December 31,
	2017	2016
	(In thousands)
Network operations	$53	$33
Research and development	183	131
Sales and marketing	212	153
General and administrative	906	787
Total	$1,354	$1,104

The following table sets forth the total stock-based compensation expense by award-type:

	Year Ended December 31,
	2017	2016
	(In thousands)
Stock options	$1,169	$906
Restricted stock	122	136
Employee stock purchase plan	63	62
Total	$1,354	$1,104

As of December 31, 2017, there was $2.1 million of total unrecognized stock-based compensation expense related to stock options, net of expected forfeitures that will be recognized over the weighted average period of 2.4 years. As of December 31, 2017, there was less than $0.1 million of total unrecognized compensation cost related to the unvested restricted stock awards granted, net of expected forfeitures which is expected to be recognized over the remaining weighted average vesting period of 0.2 years.

Valuation Assumptions

The weighted average estimated fair value of stock options granted during the years ended December 31, 2017 and 2016 were calculated under the Black-Scholes option-pricing model, using the following weighted-average assumptions:

	Year Ended December 31,
	2017	2016
Risk-free rate	1.97%	1.45%
Expected dividend yield	—%	—%
Expected volatility	56%	55%
Expected term	5.7 years	5.8 years

F-33

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Expected volatility is based on the historical volatility of the Company’s common stock. The expected term of stock options granted is based on the historical average expected term. The risk-free rate for periods within the expected term of the stock option is based on the U.S. Treasury yield curve in effect at the time of grant. During the year ended December 31, 2017 and 2016, the Company did not pay any cash dividends on its common stock and does not expect to pay cash dividends in the future.

Employee Stock Purchase Plan

Under the Company’s Employee Stock Purchase Plan (“ESPP”), the Company can grant stock purchase rights to all eligible employees during a one-year offering period with purchase dates at the end of each six-month purchase period (each April and October). As of December 31, 2017, the Company reserved 0.75 million shares of common stock for issuance under the ESPP plan and approximately 0.44 million shares remain available for future issuance. The ESPP plan permits employees to purchase common stock through payroll deductions of up to 15% on an employee’s compensation, including commissions, overtime, bonuses and other incentive compensation. The purchase price per share is equal to the lower of 85% of the fair market value per share at the beginning of the offering period, or 85% of the fair market value per share on the semi-annual purchase date. No participant may purchase more than 250 shares per offering or $25,000 worth of common stock in any one calendar year. During the years ended December 31, 2017 and 2016, 13,959, and 5,134 shares were purchased at average per share prices of $8.3 and $7.2, respectively.

Compensation cost related to the Company’s employee stock purchase plan is calculated using the fair value of the employees’ purchase rights granted. The estimated fair value of employee purchase rights granted during the years ended December 31, 2017 and 2016 was calculated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2017	2016
Risk-free rate	1.38%	0.58%
Expected dividend yield	—%	—%
Expected volatility	92%	44%
Expected term	0.5 to 1 year	0.5 to 1 year

Note 11. Commitments and Contingencies

Leases and Purchase Commitments

The Company leases facilities under operating leases that expire at various dates through October 2020. Certain leases are cancellable prior to lease expiration dates. The terms of certain operating leases provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the respective lease periods and has accrued for rent expense incurred but not paid. Future minimum lease payments under these operating leases, as of December 31, 2017, are as follows:

Year ending December 31:	Operating Leases
(In thousands)
2018	$1,346
2019	1,190
2020	926
$3,462

Rent expense for operating leases, excluding leases accounted for under the Company’s restructuring plan for the years ended December 31, 2017 and 2016 was $1.7 million each.

F-34

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has contracts with certain network service providers which have minimum purchase commitments that expire on various dates through 2019. Future minimum purchase commitments under all agreements are as follows:

Year ending December 31:	Minimum Purchase Commitments
(In thousands)
2018	$11,542
2019	636
$12,178

Sales Tax Liabilities

The Company’s sales and use tax filings are subject to customary audits by authorities in the jurisdictions where it conducts business in the United States, which may result in assessments of additional taxes. During fiscal year 2009, the Company determined that additional sales taxes were probable of being assessed for multiple states as a result of the preliminary findings specific to a sales and use tax audit that had been initiated in the same year. As a result, in the third quarter of 2009, the Company estimated an incremental sales tax liability of approximately $5.0 million, including interest and penalties of approximately $1.5 million. During subsequent years, this liability was reduced through sales tax payments, settlements with certain state tax authorities and revised estimates of the sales tax liability to $0.9 million in 2017 and $1.0 million in 2016, which is included in other long-term liabilities.

Unclaimed Property Compliance

The Company has received notices from several states stating that they have appointed an agent to conduct an examination of the books and records of the Company to determine whether it has complied with state unclaimed property laws. In addition to seeking the turnover of unclaimed property subject to escheat laws, the states may seek interest, penalties, costs of examinations, and other relief. If the potential loss from any payment claim is considered probable and the amount or the range of the loss can be estimated, the Company accrues a liability for the estimated loss. To date, the Company is not able to estimate the possible payment, if any, due to the early state of this matter.

Legal Proceedings

The Company is involved in legal proceedings and claims arising in the ordinary course of business. While there can be no assurances as to the ultimate outcome of any litigation involving the Company, management does not believe any such pending legal proceeding or claim will result in a judgment or settlement that would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. Certain indemnification agreements may not be subject to maximum loss clauses. If the potential loss from any indemnification claim is considered probable and the amount or the range of the loss can be estimated, the Company accrues a liability for the estimated loss. To date, claims under such indemnification provisions have not been significant.

Note 12. Employee 401(k) Plan

The Company sponsors a 401(k) plan covering all employees. Matching contributions to the plan are at the discretion of the Company. During the years ended December 31, 2017 and 2016, there have been no employer contributions under this plan.

F-35

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13. Net Loss Per Common Share

Basic net income (loss) per share is computed by dividing net income (loss) available to shareholders by the weighted average number of shares outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) available to shareholders by the weighted average number of diluted shares outstanding. Unvested participating securities that vest based on service are included in the weighted daily average number of shares outstanding used in the calculation of basic net income per share and excluded in the calculation of basic net loss per share.

When an entity has a loss from operations, including potential shares in the denominator of diluted per share computations will generally be anti-dilutive, even if the entity has net income after adjusting for discontinued operations. That is, including potential shares in the denominator of the earnings per share calculation for a loss-making entity will generally decrease the loss per share and, therefore those shares should be excluded from calculations of diluted earnings per share. Accordingly, for all periods presented, basic weighted-average shares outstanding were used in calculating the diluted net loss per share.

The following table sets forth the computation of basic and diluted net loss per share:

	Year Ended December 31,
	2017	2016
	(In thousands, except per share amounts)
Net loss	$(20,555)	$(7,770)
Weighted average shares outstanding – basic and diluted	6,606,047	6,434,494
Net loss per share	$(3.10)	$(1.20)

The following items have been excluded from the computation of diluted net loss per share because the effect of including these shares would have been anti-dilutive:

	Year Ended December 31,
	2017	2016
Options to purchase common stock	892,834	534,091
Restricted stock awards, including participating securities	19,916	26,583
Total	912,751	560,674

The weighted-average exercise price of options to purchase common stock excluded from the computation was $12.0 and $13.5 for the years ended December 31, 2017 and 2016, respectively.

Note 14. Segment and Geographic Information

The Company has one reportable operating segment, Mobile Connectivity Services. The Company’s Mobile Connectivity Services offer a standard cloud-based solution allowing the Company’s customers and their users access to the Company’s global Wi-Fi network.

The following table summarizes total Company revenue from operations by country or by geographical region:

	For the Year Ended December 31,
	2017	2016
United States	47%	41%
Europe, Middle East and Africa	45%	49%
Asia Pacific	5%	9%
Rest of the world	3%	1%

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iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

No individual country, except for the United States and Germany, accounted for 10% or more of total revenues for the years ended December 31, 2017 and 2016. Revenues in Germany accounted for 16% and 14% of total revenues in 2017 and 2016, respectively. One customer accounted for 11% of total revenue as of December 31, 2017 and 10% of total revenues for the year ended December 31, 2016.

Note 15. Stock Repurchase Program

On November 3, 2015, the Board authorized a share repurchase program of up to $3.0 million of the Company’s Common Stock beginning in the fourth quarter of 2015. Under the repurchase program, the Company was authorized to repurchase shares through open market purchases, in accordance with applicable federal securities laws, including through trading plans under Rule 10b5-1 of the Securities and Exchange Act of 1934. The repurchase program ran through December 31, 2016. The number of shares repurchased and the timing of purchases were based on general business and market conditions, and other factors, including legal requirements. During 2015, no shares had been repurchased under this program. During 2016, the Company repurchased 33,923 shares for $345,296 under the repurchase program, for an average price of $10.2 per share. As of December 31, 2016 the repurchase program terminated.

Note 16. Reverse Stock Split

On August 21, 2018, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation of iPass Inc. (the “Amendment”) to effect a one-for-ten reverse stock split of its outstanding common stock, effective as of August 23, 2018. A series of alternate amendments to effect a reverse stock split were approved by the Company’s stockholders at its Annual Meeting of Stockholders held on June 13, 2018, and the specific one-for-ten ratio was subsequently approved by the board of directors on August 16, 2018. All share and per-share data in the Company’s consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect this reverse stock split.

Note 17. Subsequent Events

From January 1, 2018 to the date of the filing of this Form 10-K, the Company sold to Aspire Capital a total of 120,000 shares of common stock for a total of $0.5 million for an average per share purchase price of $4.48.

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